EXHIBIT 99.1

Presidio, Inc. Reports Second Quarter Fiscal 2019 Results

Record Quarterly Revenue, up 18.3% year over year
Strong Quarterly Growth in GAAP Cash Flow from Operations and Free Cash Flow
Raises Fiscal Year 2019 Revenue Guidance

NEW YORK, Feb. 06, 2019 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) (together with its subsidiaries, “Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers, today announced its financial results for its fiscal second quarter ended December 31, 2018.

	Three months ended			Six months ended
(in $ millions, except per share data)	December 31, 2017	December 31, 2018	% Chg	December 31, 2017	December 31, 2018	% Chg
	(as adjusted)[1]			(as adjusted)[1]
Total revenue	$649.3	$767.8	18.3%	$1,380.5	$1,517.8	9.9%
Gross Margin	$137.6	$154.6	12.4%	$293.9	$313.7	6.7%
Gross Margin %	21.2%	20.1%		21.3%	20.7%
Net income	$99.4	$5.6	(94.4)%	$119.2	$20.4	(82.9)%
Diluted EPS	$1.03	$0.07	(93.2)%	$1.24	$0.23	(81.5)%
Adjusted EBITDA[2]	$49.7	$57.8	16.3%	$117.4	$120.4	2.6%
Adj. EBITDA margin %[2]	7.7%	7.5%		8.5%	7.9%
Adjusted Net Income[2]	$28.5	$33.1	16.1%	$63.4	$71.0	12.0%
Pro Forma Adjusted Net Income[3]	$30.3	$33.1	9.2%	$66.6	$69.8	4.8%
Pro Forma Diluted EPS[3]	$0.31	$0.39	25.8%	$0.69	$0.81	17.4%

1 Amounts shown “as adjusted” throughout this release reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

2 This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

3 This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions.  Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

“We are very pleased with our results for the second quarter, where we delivered total revenue growth of 18.3%; our second consecutive quarter with record quarterly revenue. In addition, our strong cash flow allowed us to prepay an additional $25.0 million of our outstanding term loan, bringing our year-to-date voluntary prepayments to $50.0 million,” said Bob Cagnazzi, Chief Executive Officer of Presidio. “We believe these results highlight the effectiveness of our multi-cloud, multi-vendor strategy, which drives deep relationships with our clients, and leads them to select Presidio for large complex projects. Based on our strong performance in the first half of fiscal 2019, we have raised our revenue outlook for Fiscal 2019, as we now expect total revenue growth of 5% to 7% for the full year. Furthermore, we are pleased to announce our Board of Directors has declared a quarterly cash dividend of $0.04 per share to be paid in April 2019. We believe our 9.9% total revenue growth for the first half of fiscal 2019 demonstrates the execution of our strategic growth initiatives as we continue to capitalize on our favorable free cash flow profile to drive shareholder value creation,” Cagnazzi continued.

Financial Highlights for the Fiscal Second Quarter Ended December 31, 2018

  Revenue - Total Revenue was $767.8 million, up 18.3%, with product revenue up 23.3% and service revenue down 3.0%. Revenue growth in the quarter was driven by 20.5% growth in Digital Infrastructure solutions, as we continue to see increased traction for next generation software defined infrastructure with automation and analytics leading to greater client demand for network upgrades. Service revenue declined due primarily to the extension of several large projects, negatively impacting revenue recognition in the quarter. We experienced growth in Security revenue, up 7.7%, and Cloud revenue, up 16.0%. The investments in our public cloud initiative, as well as growth in our managed services offerings, drove our recurring revenue in the second quarter up 27.4% over the prior year, and recurring revenue now represents 6.4% of our Total Revenue compared to 5.7% of our Total Revenue in our first quarter. We continued to experience accelerating growth in our backlog orders believed to be firm which totaled $724 million as of December 31, 2018, an increase of 22.6% compared to the prior year period, and up 13.2% sequentially compared to September 30, 2018. We saw our backlog of contracted recurring revenue grow 86.4% over the prior year period.

  Gross Margin - Our Gross Margin percentage, Product gross margin percentage, and Service gross margin percentage were 20.1%, 20.1%, and 20.3%, respectively, as compared to 21.2%, 20.7%, and 23.3% in the prior year. Product revenue led by infrastructure solutions grew ahead of total services revenue growth for the quarter. As these solutions are at a lower margin, they negatively impacted our Product and Service gross margin percentages leading to the overall decline in Gross Margin percentage for the quarter.

  Provision for Income Taxes - The GAAP tax provision rate was 30.9%, and the non-GAAP tax provision rate was 21.2%.

  Net Income and Diluted EPS - Net Income was $5.6 million and diluted EPS was $0.07; both metrics were below the prior year results, primarily due to the favorable impact of tax reform, including the $89 million revaluation of deferred tax assets and liabilities. Pro Forma Adjusted Net Income was $33.1 million, an increase of 9.2% over the prior year and Pro Forma Adjusted Diluted EPS was $0.39, an increase of 25.8% over the prior year driven by the growth in Pro Forma Adjusted Net Income and the accretive impact of the Share Repurchase (as defined below).

  Adjusted EBITDA - Adjusted EBITDA was $57.8 million, up 16.3% due to Gross Margin growth of 12.4% and increased efficiency in Selling, General and Administrative expenses (“SG&A”) as a percentage of revenue in the second quarter. Adjusted EBITDA margin was 7.5% compared to 7.7% in the prior year due to the lower gross margin percentage.

Financial Highlights for the Six Months Ended December 31, 2018

  Revenue - Total Revenue was $1,517.8 million, up 9.9%, with product revenue up 12.1% and service revenue flat. Revenue growth in the period was driven by an increase in Digital Infrastructure solutions of 13.5%. Service revenue declined due primarily to the extension of several large projects, reducing revenue recognition in the second quarter. Security revenue increased 5.7%, but Cloud revenue decreased 2.0%. Cloud revenue was impacted by the continued shift in revenue recognition from point in time accounting to recognition over the life of the customer contract, as our Cloud revenue base continues to migrate to multi-year, recurring revenue contracts. The success of our public cloud initiative, as well as growth in managed services, drove our recurring revenue up 25.8% over the prior year. Recurring revenue now represents 6.1% of our Total Revenue for the current year-to-date period compared to 5.3% of our Total Revenue for the prior year.

  Gross Margin - Our Gross Margin percentage, Product gross margin percentage, and Service gross margin percentage were 20.7%, 20.9%, and 19.7%, respectively, as compared to 21.3%, 21.2%, and 21.8% in the prior year. The decline in gross margin was driven by strong growth in lower margin profile digital infrastructure solution sales, which outpaced growth in higher margin profile cloud and security sales.

  Provision for Income Taxes - The GAAP tax provision rate was 26.9%, and the non-GAAP tax provision rate was 21.4%.

  Net Income and Diluted EPS - Net Income was $20.4 million and diluted EPS was $0.23; both metrics were below the prior year results, primarily due to the favorable impact of tax reform, including the $89 million revaluation of deferred tax assets and liabilities. Pro Forma Adjusted Net Income was $69.8 million, an increase of 4.8% over the prior year and Pro Forma Adjusted Diluted EPS was $0.81, an increase of 17.4% over the prior year driven by the growth in Pro Forma Adjusted Net Income and the accretive impact of the Share Repurchase.

  Adjusted EBITDA - Adjusted EBITDA was $120.4 million, up 2.6% due to the 6.7% growth in Gross Margin, partly offset by higher SG&A primarily associated with investments in sales and support personnel, paid for through the benefits of tax reform, and the additional SG&A related to acquisitions completed during the fiscal year ended June 30, 2018. Adjusted EBITDA margin was 7.9% compared to 8.5% in the prior year.

Capital Resources and Free Cash Flow

  Debt - As of December 31, 2018, cash and cash equivalents were $30.9 million, total long-term debt was $796.6 million comprised entirely of our term loan facility (excluding debt issuance costs), and total net debt was $765.7 million defined as total long-term debt less cash and cash equivalents, representing 3.4x net total leverage. During the six months ended December 31, 2018, the Company voluntarily prepaid an aggregate of $50.0 million in principal amount of its term loans.

  GAAP Cash flow from operating activities and Free Cash Flow - GAAP Cash flow from operating activities was $73.4 million in the second quarter, an increase of 79% over the prior year. Free Cash Flow in the second quarter was $28.4 million, after $10.0 million of cash outflows for public cloud resale investments, an increase of 45% over the prior year. GAAP Cash flow from operating activities was $76.0 million in the six months ended. Free Cash flow for the six months ended was $46.5 million, after $17.7 million of cash outflows for public cloud resale investments.

  September 2018 Share Repurchase - On September 13, 2018, the Company completed the repurchase of 10,750,000 of its shares from an affiliate of investment funds managed by affiliates of Apollo Global Management, LLC (the “Share Repurchase”) for approximately $160 million, funded with the net proceeds of incremental term loans. The Share Repurchase is expected to deliver EPS accretion of 7% for the fiscal year.

  Backlog - As of December 31, 2018, we had firm, executed backlog of $724 million, up 22.6% over the prior year, driven by strong growth in both product and service backlog. Sequentially, our firm, executed backlog increased 13.2% over Q1 of fiscal 2019.

  Dividend - On November 7, 2018, the Company declared a quarterly cash dividend of $0.04 per share of Common Stock.  The dividend was paid on January 7, 2019 to stockholders of record as of December 26, 2018. Dividends paid for the quarter to stockholders of record totaled $3.3 million.

Quarterly Cash Dividend

Presidio announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share to stockholders. The dividend will be paid on April 5, 2019 to stockholders of record as of the close of business on March 27, 2019. The declaration and payment of future dividends will continue to be subject to the discretion and approval of the Company’s Board of Directors and will be dependent upon, among other things, the Company’s financial position, results of operations and cash flow.

Business Outlook

Our revised outlook for the fiscal year ending June 30, 2019, is as follows:

  Total Revenue: $2,910 million to $2,950 million, representing Total Revenue growth of 5% to 7%;

We are reaffirming out outlook for the fiscal year ending June 30, 2019, as follows:

  Adjusted EBITDA margin: approximately 8%;
  GAAP tax rate of approximately 27% and Non-GAAP tax rate of approximately 22%;
  Pro Forma Diluted EPS: growth in the mid to high teens including the impact of the Share Repurchase;
  Free Cash Flow is expected to average $30 million per quarter before public cloud resale and managed services investments, as well as any tuck-in acquisitions funded through free cash flow; and
  Total net leverage is expected to be in the low-3x range at the end of fiscal 2019, excluding any strategic acquisitions.

The Company has not reconciled forward looking non-GAAP financial measures which includes Adjusted EBITDA margin, Pro Forma Diluted EPS, Free Cash Flow and total net leverage to their most directly comparable GAAP measures because certain items that impact these measures are not within its control and are subject to constant change. The Company is unable to predict with reasonable certainty the ultimate timing or amount of items such as income taxes, unusual gains and losses, transaction costs and purchase accounting fair value adjustments and their impact on its financial statements without unreasonable effort. These items are uncertain, depend on various factors, and could materially impact the Company’s forward-looking guidance on GAAP measures.

The above forward-looking statements reflect Presidio’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Presidio does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.  Refer to the Safe Harbor Statement below for additional information regarding forward-looking statements.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, “non-GAAP measures”, as further described below) in its evaluation of past performance and prospects for the future. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three and six months ended December 31, 2017 for:

  the net after-tax interest savings associated with the borrowing of incremental term loans used for the redemption of the senior notes in January 2018, as if the transaction occurred on July 1, 2017; and

  lower after-tax interest expense associated with the term loan repricing completed in January 2018 as if it occurred on July 1, 2017.

We have also provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three and six months ended December 31, 2018 for higher after-tax interest expense associated with the incremental term loans used to fund the Share Repurchase that occurred in September 2018, as if the transaction occurred on July 1, 2018.

Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Conference Call Information

We have scheduled a conference call for Wednesday, February 6, 2019, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal second quarter ended December 31, 2018.  Financial results will be released after the close of the U.S. financial markets on February 6, 2019.

Those wishing to participate via webcast should access the call through Presidio's Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-4018 (USA) or 1-201-689-8471 (International). The conference call replay will be available via webcast through Presidio's Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on February 6, 2019, through February 13, 2019, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13686479.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2018, we serve approximately 8,000 middle-market, large, and government organizations across a diverse range of industries. Approximately 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader.  We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is majority owned by investment funds managed by affiliates of Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Media Contact:
Dori White
Vice President of Corporate Marketing
212-324-4301
doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry, risks relating to the inability to realize the full amount of our backlog and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Adjusted EBITDA from Net income for each of the periods presented is as follows:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2017	2018	2017	2018
Adjusted EBITDA reconciliation:	(as adjusted)		(as adjusted)
Net income	$99.4	$5.6	$119.2	$20.4
Total depreciation and amortization (1)	22.6	22.6	44.6	45.3
Interest and other (income) expense	13.3	13.4	26.5	25.1
Income tax expense (benefit)	(89.1)	2.5	(77.7)	7.5
EBITDA	46.2	44.1	112.6	98.3
Adjustments:
Share-based compensation expense	1.8	2.5	2.6	4.7
Purchase accounting adjustments (2)	—	—	0.1	0.1
Transaction costs (3)	1.7	9.0	2.1	14.4
Other costs (4)	—	2.2	—	2.9
Total adjustments	3.5	13.7	4.8	22.1
Adjusted EBITDA	$49.7	$57.8	$117.4	$120.4
Adjusted EBITDA % (5)	7.7%	7.5%	8.5%	7.9%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting.

(3) Includes transaction-related expenses such as: stay, retention and earnout bonuses, transaction-related advisory and diligence fees and transaction-related legal, accounting and tax fees.

(4) Includes a one-time inventory write-off and non-recurring cost optimization expenses.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to total revenue.

The reconciliation of Adjusted Net Income and Pro Forma Adjusted Net Income from Net income for each of the periods presented is as follows:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2017	2018	2017	2018
Adjusted Net Income reconciliation:	(as adjusted)		(as adjusted)
Net income	$99.4	$5.6	$119.2	$20.4
Adjustments:
Amortization of intangible assets	18.8	18.8	37.2	37.7
Amortization of debt issuance costs	1.3	0.9	2.6	1.8
Loss on extinguishment of debt	0.7	0.5	1.4	1.0
Share-based compensation expense	1.8	2.5	2.6	4.7
Purchase accounting adjustments	—	—	0.1	0.1
Transaction costs	1.7	9.0	2.1	14.4
Other costs	—	2.2	—	2.9
Revaluation of federal deferred taxes	(89.2)	—	(89.2)	—
Income tax impact of adjustments (1)	(6.0)	(6.4)	(12.6)	(12.0)
Total adjustments	(70.9)	27.5	(55.8)	50.6
Adjusted Net Income	28.5	33.1	63.4	71.0
Pro Forma Adjustments:
Interest on notes redeemed, net savings	1.6	—	3.3	—
Interest savings on January 2018 term loan repricing	0.8	—	1.5	—
Interest expense on September 2018 term loan borrowing	—	—	—	(1.7)
Income tax impact of adjustments	(0.6)	—	(1.6)	0.5
Total Pro Forma adjustments	1.8	—	3.2	(1.2)
Pro Forma Adjusted Net Income	$30.3	$33.1	$66.6	$69.8

(1) Includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions and the remeasurement of deferred tax liabilities due to tax rate changes.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three months ended December 31,		Six months ended December 31,
	2017	2018	2017	2018
Share count:
Weighted-average shares – basic	91,712,178	82,333,605	91,440,895	86,590,211
Dilutive effect of stock options	4,966,637	3,459,430	5,063,312	3,584,722
Weighted-average shares – diluted	96,678,815	85,793,035	96,504,207	90,174,933
Pro Forma share adjustment for share repurchase (1)	—	—	—	(4,323,370)
Pro Forma weighted-average shares – diluted	96,678,815	85,793,035	96,504,207	85,851,563

	(as adjusted)		(as adjusted)
Diluted EPS	$1.03	$0.07	$1.24	$0.23
Pro Forma Diluted EPS	$0.31	$0.39	$0.69	$0.81

(1) Includes an adjustment to reflect the 10,750,000 shares repurchased during the period as if the repurchase had occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

We define free cash flow as our net cash provided by operating activities adjusted to include: (i) the net change in accounts payable - floor plan, (ii) the aggregate net cash impact of our leasing business and (iii) the purchases of property and equipment.

The following table presents the Aggregate net cash impact of our leasing business for the three and six months ended December 31, 2018 and 2017:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2017	2018	2017	2018
Additions of equipment under sales-type and direct financing leases	$(30.0)	$(49.6)	$(49.7)	$(82.9)
Proceeds from collection of financing receivables	1.1	1.4	2.2	2.7
Additions to equipment under operating leases	(0.9)	(0.1)	(1.2)	(0.1)
Proceeds from disposition of equipment under operating leases	0.1	0.1	0.7	0.1
Proceeds from the discounting of financing receivables	29.2	49.9	47.0	91.1
Retirements of discounted financing receivables	(2.3)	(12.5)	(2.5)	(17.4)
Aggregate net cash impact of leasing business	$(2.8)	$(10.8)	$(3.5)	$(6.5)

The following table presents reconciliation of Free Cash Flow from Net cash provided by operating activities for three and six months ended December 31, 2018 and 2017:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2017	2018	2017	2018
Net cash provided by operating activities	$41.0	$73.4	$124.6	$76.0
Adjustments to reconcile to Free Cash Flow:
Net change in accounts payable - floor plan	(16.1)	(29.7)	(65.3)	(14.7)
Aggregate net cash impact of leasing business	(2.8)	(10.8)	(3.5)	(6.5)
Purchases of property and equipment	(2.5)	(4.5)	(7.2)	(8.3)
Total adjustments	(21.4)	(45.0)	(76.0)	(29.5)
Free Cash Flow	$19.6	$28.4	$48.6	$46.5

PRESIDIO, INC. Consolidated Balance Sheets (in millions, except share data)
	As of June 30, 2018	As of December 31, 2018
Assets	(as adjusted)
Current Assets
Cash and cash equivalents	$37.0	$30.9
Accounts receivable, net	608.7	644.5
Unbilled accounts receivable, net	171.5	189.0
Financing receivables, current portion	88.3	93.0
Inventory	27.7	22.8
Prepaid expenses and other current assets	112.5	101.3
Total current assets	1,045.7	1,081.5
Property and equipment, net	35.9	37.1
Financing receivables, less current portion	116.8	143.4
Goodwill	803.7	803.7
Identifiable intangible assets, net	700.3	662.6
Other assets	33.9	65.1
Total assets	$2,736.3	$2,793.4
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	457.7	476.6
Accounts payable – floor plan	210.6	195.9
Accrued expenses and other current liabilities	228.2	276.6
Discounted financing receivables, current portion	85.2	87.8
Total current liabilities	981.7	1,036.9
Long-term debt, net of debt issuance costs and current maturities	671.2	781.4
Discounted financing receivables, less current portion	108.6	127.8
Deferred income tax liabilities	180.5	177.5
Other liabilities	34.0	48.1
Total liabilities	1,976.0	2,171.7
Commitments and contingencies
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at December 31, 2018 and June 30, 2018	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized, 82,338,143 shares issued and outstanding at December 31, 2018 and 92,853,983 shares issued and outstanding at June 30, 2018	0.9	0.8
Additional paid-in capital	644.3	492.0
Retained earnings	115.1	128.9
Total stockholders’ equity	760.3	621.7
Total liabilities and stockholders’ equity	$2,736.3	$2,793.4

PRESIDIO, INC.
Consolidated Statements of Operations
(in millions, except share and per-share data)

	Three months ended December 31,		Six months ended December 31,
	2017	2018	2017	2018
Revenue	(as adjusted)		(as adjusted)
Product	$525.0	$647.2	$1,129.7	$1,266.9
Service	124.3	120.6	250.8	250.9
Total revenue	649.3	767.8	1,380.5	1,517.8
Cost of revenue
Product	416.3	517.1	890.5	1,002.7
Service	95.4	96.1	196.1	201.4
Total cost of revenue	511.7	613.2	1,086.6	1,204.1
Gross margin	137.6	154.6	293.9	313.7
Operating expenses
Selling expenses	65.2	75.2	130.4	146.1
General and administrative expenses	26.0	27.4	51.7	57.2
Transaction costs	1.7	9.0	2.1	14.4
Depreciation and amortization	21.1	21.5	41.7	43.0
Total operating expenses	114.0	133.1	225.9	260.7
Operating income	23.6	21.5	68.0	53.0
Interest and other (income) expense
Interest expense	12.7	13.1	25.2	24.3
Loss on extinguishment of debt	0.7	0.5	1.4	1.0
Other (income) expense, net	(0.1)	(0.2)	(0.1)	(0.2)
Total interest and other (income) expense	13.3	13.4	26.5	25.1
Income before income taxes	10.3	8.1	41.5	27.9
Income tax expense (benefit)	(89.1)	2.5	(77.7)	7.5
Net income	$99.4	$5.6	$119.2	$20.4
Earnings per share:
Basic	$1.08	$0.07	$1.30	$0.24
Diluted	$1.03	$0.07	$1.24	$0.23
Weighted-average common shares outstanding:
Basic	91,712,178	82,333,605	91,440,895	86,590,211
Diluted	96,678,815	85,793,035	96,504,207	90,174,933

Cash dividends per common share	$—	$0.04	$—	$0.08

PRESIDIO, INC.
Consolidated Statements of Cash Flows
(in millions)

	Three months ended December 31,		Six months ended December 31,
	2017	2018	2017	2018
Net cash provided by operating activities	$41.0	$73.4	$124.6	$76.0
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	—	(9.5)	—
Proceeds from collection of escrow related to acquisition of business	0.2	—	0.2	—
Additions of equipment under sales-type and direct financing leases	(30.0)	(49.6)	(49.7)	(82.9)
Proceeds from collection of financing receivables	1.1	1.4	2.2	2.7
Additions to equipment under operating leases	(0.9)	(0.1)	(1.2)	(0.1)
Proceeds from disposition of equipment under operating leases	0.1	0.1	0.7	0.1
Purchases of property and equipment	(2.5)	(4.5)	(7.2)	(8.3)
Net cash used in investing activities	(32.0)	(52.7)	(64.5)	(88.5)
Cash flows from financing activities:
Proceeds from issuance of common stock under share-based compensation plans	1.6	0.6	4.5	1.5
Common stock repurchased	—	—	—	(158.6)
Dividends paid	—	(3.3)	—	(3.3)
Proceeds from the discounting of financing receivables	29.2	49.9	47.0	91.1
Retirements of discounted financing receivables	(2.3)	(12.5)	(2.5)	(17.4)
Deferred financing costs	(0.6)	—	(0.6)	(0.3)
Borrowings of term loans, net of original issue discount	—	—	—	158.1
Repayments of term loans	(25.0)	(25.0)	(50.0)	(50.0)
Net change in accounts payable — floor plan	(16.1)	(29.7)	(65.3)	(14.7)
Net cash provided by (used in) financing activities	(13.2)	(20.0)	(66.9)	6.4
Net decrease in cash and cash equivalents	(4.2)	0.7	(6.8)	(6.1)
Cash and cash equivalents:
Beginning of the period	24.9	30.2	27.5	37.0
End of the period	$20.7	$30.9	$20.7	$30.9
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$8.4	$10.6	$22.6	$20.3
Income taxes, net of refunds	$14.9	$8.6	$22.9	$14.3
Reduction of discounted lease assets and liabilities	$28.7	$29.3	$55.1	$57.3